Exhibit 99.1

               Vertical Announces Continued Growth
                2005 Third Quarter Revenue up 68%

Cambridge, Mass. (June 01, 2005) - Vertical Communications (ASFT.OB)("Vertical"), a leading provider of next-generation, IP-based phone systems and applications that help businesses better serve their customers, announced today its financial results for the third quarter of fiscal 2005, which ended March 31, 2005.

For the third quarter of fiscal 2005, Vertical reported revenue of $4.2 million, compared to revenue of $2.5 million during the same quarter of fiscal 2004, an increase of 68%. Revenue for the third quarter was down slightly from the $4.7 million of revenue reported in the second quarter as the result of a significant increase in bookings deferred from the quarter. Deferred revenue balances increased by $6.5 million during the quarter, compared to an increase of $5.1 million during the prior quarter. Total deferred revenue now stands at $16.7 million.

Vertical is currently deferring a very high percentage of its bookings as a result of acquiring several related major contracts. These contracts included multi-year software subscriptions, which cause the revenue for phone systems delivered under those contracts to be deferred. The company will recognize the deferred revenue amortized over the balance of the term of the related software subscriptions. Vertical does anticipate that future contracts will result in a lower rate of deferral.

Operating expenses for the third quarter were $8.0 million, compared to $6.8 million during the previous quarter, an increase of 18%. The increase reflects the cost of ongoing integration efforts aimed at consolidating the TeleVantage and InstantOffice businesses. The company anticipates that the cost of these integration efforts will decline over the next several quarters. Vertical also reported a net loss of $4.7 million, or 14 cents per share, compared to a net loss of $0.3 million, or 9 cents per share, during the same quarter of fiscal 2004.

"We are very pleased with the increase in sales, both year over year and quarter over quarter, and continue to be excited by the opportunities that the acquisition of Vertical Networks has brought us. Dick Anderson has recruited a team of outstanding, veteran sales and marketing executives who can take this business to the next level, and we are beginning to see the results from the new team," said Bill Tauscher, Vertical's chairman and CEO. "We also made substantial progress last quarter on the work to integrate the two businesses, and have improved the execution in both. Despite the short term cost of getting that done, we are pleased with the outcome."

The Company ended the quarter with $5.5 million in cash. "While we consumed $2.8 million in cash during the quarter, $1.8 million was related to the clean up of payables and accrued liabilities related to the acquired operations," said Duncan Perry, Vertical's CFO. "We expect to see cash flow improve significantly in Q4."

Vertical reports its financial results in accordance with generally accepted accounting principals ("GAAP"). However, we believe that in certain circumstances, non-GAAP financial measures can prove useful for investors. For example, the results for the past quarter reflect a significant deferral of $7.5 million of revenue for systems sold and delivered during the quarter, because these systems are related to multi-year software subscription agreements. Under GAAP, this revenue and related cost of goods of $4.2 million will be recognized as amortized over the balance of the life of the software subscription agreements. These agreements run through periods of up to four years. Net revenue for the period also reflects $0.6 million of revenue and $0.4 million of cost of goods resulting from the amortization of systems-related revenue and cost of goods deferred in prior periods. In addition, Vertical acquired $4.3 million of intangible assets as part of the Vertical Networks acquisition, which are being amortized over an estimated life of five-years.


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

We have prepared the following non-GAAP presentation of condensed income statement information to reflect the results of operations without this revenue and cost of sales deferral, including its related amortization, and without the amortization of acquired intangible assets and a related deferred tax liability. While this non-GAAP presentation should not be considered in isolation or as a substitute for net revenue, cost of sales, gross margins, operating expense, income (loss), or net income (loss) data prepared in accordance with GAAP or as an indication of the Company's financial performance or liquidity under GAAP, it is presented here because the Company believes that it provides useful information to investors with respect to its ability to generate sales of its products into the market absent the deferral convention for accounting purposes (i.e. sell through sales), and to meet current and future working capital requirements and capital expenditure commitments by adjusting out the non-cash amortization and tax expense. Management intends to track these non-GAAP measures going forward, and use them, along with GAAP financial information, to assess the effectiveness of its operations.

                                     GAAP                          Non-GAAP
                             ---------------------     ----------------------------------
                                 Three Months          Adjustments       Three Months
(Dollars in thousands)       Ended March 31, 2005                    Ended March 31, 2005
                             --------------------      ------------  --------------------
Net Revenue                         4,183                  6,867           11,050
Cost of Sales                         918                  3,805            4,723
Gross Margins                       3,265                  3,062            6,327
Operating Expense                   7,962                   (215)           7,747
Operating Income/(Loss)            (4,697)                 2,847           (1,420)
Net Income/(Loss)                  (4,752)                 2,931           (1,391)


Non-GAAP net revenue of $11.0 million represents products delivered and accepted by our customers during the period, and represents a 343% increase in revenue from the same period a year prior.

Non-GAAP operating expenses for the quarter were $7.7 million, excluding the non-cash charge for the amortization of acquired intangible assets of $215 thousand, compared to $2.8 million in GAAP operating expenses during the third quarter of fiscal 2004. The increase of $4.9 million was primarily the result of $3.0 million of operating expense related to the acquired operations of Vertical Networks, while $0.8 million related to increase payroll related expenses and professional services driven by increased sales activity, and $1.1 million related to payroll expenses and professional services related to the integration of the acquired operations.

Non-GAAP net loss for the quarter was $1.4 million, reflecting the non-GAAP adjustments discussed above, as well as the elimination of $84 thousand of tax expense related to deferred taxes on the amortization of goodwill from the acquisition.

Non-GAAP gross margin during the third quarter of fiscal 2005 was 57% as compared to the GAAP gross margin of 97% for the third quarter of fiscal 2004. Non-GAAP cost of sales of $4.7 million represents the cost of products delivered and accepted by our customers, and represents a $4.6 million increase in cost of products, primarily resulting from the cost of hardware shipped with products acquired from Vertical Networks.

Vertical will hold a conference call at 5:00 p.m. EDT today to discuss the third quarter fiscal year 2005 financial results. The conference call will be broadcast live via the Internet at the Investor Relations section of Vertical's website, http://www.vertical.com/corpcalls.html.

A recorded replay of the conference call will be available 24 hours per day beginning on Wednesday, June 1, 2005 at 8:00 p.m.
EDT at the Investor Relations section of Vertical's website, http://www.vertical.com/corpcalls.html.

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

About Vertical
--------------

Vertical Communications, Inc. is a leading provider of next-generation IP-based voice and data communications systems for business. Vertical combines voice and data technologies with business process understanding to deliver integrated IP-PBX and application solutions that enhance customer service and business productivity. Vertical's customers are leading companies of all sizes - from small to large and distributed - and include CVS/pharmacy, Household International and Apria Healthcare. Vertical is headquartered in Cambridge, Mass. and delivers its solutions through a worldwide network of systems integrators, resellers and distributors. For more information, please visit the company's website at www.vertical.com.


                               ###

"Safe Harbor" Statement under the Private Securities Litigation
Reform Act of 1995.

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including, without limitation, the increasing attractiveness of TeleVantage and InstantOffice versus proprietary PBX and IP-PBX systems, the ability of our North American, International and OEM channels to continue to perform well, and the advances we may make by combining Artisoft and Vertical Networks' technologies. The following factors, among others, could cause actual results to differ materially from those described in these forward- looking statements: our ability to integrate the operations of Vertical Networks and realize anticipated synergies, cost savings and other benefits, including the opportunity to integrate Artisoft and Vertical Networks technologies, our dependency on OEM channels that may fail to perform, our dependency on, in some cases a small number of customers and suppliers, risks associated with the Company's strategic transactions and strategic alliances, the impact of competitive products and pricing, the ability of our distributors, resellers and our original equipment manufacturers to market TeleVantage and InstantOffice, and pay us for the products they purchase from us, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, risks and costs associated with acquisitions and the integration and administration of acquired operations, capacity and supply constraints or difficulties and other factors detailed in the Company's filings with the Securities and Exchange Commission including its most recent filings on Form 10-K.

Trademark Information
---------------------

Vertical Communications and the Vertical Communications logo and combinations thereof are trademarks of Vertical Communications, Inc.

Artisoft, TeleVantage, InstantOffice and Vertical Networks are registered trademarks of Artisoft, Inc.

All other brand and product names are used for identification only and are the property of their respective holders.


Financial Community Contact:
Duncan Perry
Vertical Communications, Inc.
dperry@vertical.com
617-354-0600 ext. 201


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